Exhibit 99.1

News Release

MMC REPORTS FOURTH QUARTER AND FULL-YEAR 2009 RESULTS

Double-Digit Growth in Fourth Quarter Adjusted Operating Income

Achieved by Each MMC Operating Segment

Fourth Quarter Reported EPS Was $.07

Fourth Quarter Adjusted EPS Grew 6 Percent to $.38

NEW YORK, February 10, 2010 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the fourth quarter and year ended December 31, 2009.

Brian Duperreault, MMC President and CEO said: “I am very pleased with our company’s performance in 2009 and the excellent progress we made executing our goals for the year. MMC is much stronger today than it was a year ago. Our marked improvement in adjusted operating income in 2009 was driven by very strong performance in Risk and Insurance Services, with substantial margin improvement.

“I am particularly pleased with our fourth quarter results since each of our operating segments achieved double-digit growth in adjusted operating income.

“Marsh had an outstanding year, implementing operational improvements to enhance profitability. Guy Carpenter also had an excellent year, as solid new business development and expense discipline resulted in strong growth in revenue and profitability.

“While our Consulting segment was most directly affected by the economic environment in 2009, our businesses were well-managed during the period. Mercer took appropriate steps throughout the year to protect profitability and had an excellent fourth quarter with very strong growth in adjusted operating income. Oliver Wyman saw sequential improvement in quarterly profitability as a result of management actions taken during the year.

“Kroll also made excellent progress streamlining its business in 2009 and achieved stronger operating performance over the second half of the year. The improvement was driven primarily by Kroll’s largest business, Ontrack. It had a particularly good fourth quarter; as a result, Kroll’s adjusted operating income grew substantially compared with the prior year.

“MMC’s operations are very well-positioned entering 2010. We have confidence in the ability of our business leaders and their teams to continue to provide our clients with the best service and solutions and to grow profitability for our shareholders,” Mr. Duperreault concluded.

MMC Consolidated Results

MMC’s consolidated revenue in the fourth quarter of 2009 was $2.7 billion, an increase of 3 percent from the fourth quarter of 2008, or a decline of 2 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. For 2009, MMC’s consolidated revenue was $10.5 billion, a decline of
9 percent from $11.5 billion in 2008, or 5 percent on an underlying basis.

Due to the settlement in the fourth quarter of 2009 of the securities and ERISA class action lawsuits filed in 2004, MMC’s net income declined to $38 million, or $.07 per share, compared with net income of $80 million, or $.15 per share, in 2008. Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, increased 6 percent to $.38, compared with $.36 in 2008. For the year, net income was $242 million, compared with a net loss of

$73 million in 2008. Adjusted earnings per share increased 13 percent to $1.58, compared with $1.40 in 2008.

As part of court-approved settlements, without admitting wrongdoing, MMC paid a total of $435 million to settle both the securities and related ERISA class action lawsuits and received $230 million from its insurance carriers. The net settlement of $205 million is tax deductible.

Risk and Insurance Services

Risk and Insurance Services segment revenue in the fourth quarter of 2009 was $1.3 billion, an increase of 5 percent from the fourth quarter of 2008, or a decline of 2 percent on an underlying basis. Operating income in the fourth quarter rose 22 percent to $127 million, compared with $104 million in the fourth quarter of 2008. Adjusted operating income in the quarter increased 13 percent to $213 million, compared with $189 million last year. For the year, segment revenue declined 3 percent to $5.3 billion, or 1 percent on an underlying basis. Operating income increased to $796 million, compared with $460 million in 2008. Adjusted operating income increased 35 percent to $985 million, compared with $729 million in 2008.

Marsh’s revenue in the fourth quarter of 2009 was $1.2 billion, an increase of 4 percent from the same period last year, or a decline of 1 percent on an underlying basis. For the year, Marsh reported revenue of $4.3 billion, a decline of 5 percent, or 1 percent on an underlying basis. Underlying revenue growth of 2 percent in international operations was led by Latin America with 9 percent growth and Asia Pacific with 5 percent growth. Underlying revenue was flat in EMEA and declined 4 percent in the U.S./ Canada region.

In the fourth quarter of 2009, Marsh announced an agreement to acquire HSBC Insurance Brokers Ltd, an international provider of risk intermediary and risk advisory services headquartered in London. The transaction is expected to close early in the second quarter. In addition, Marsh also announced the acquisition of three U.S. insurance agencies: The NIA Group, Insurance Alliance, and Haake Companies.

Guy Carpenter’s fourth quarter 2009 revenue increased 23 percent to $180 million, including the acquisitions of Collins and Rattner Mackenzie in 2009. Revenue increased

4 percent on an underlying basis. For the year, Guy Carpenter’s revenue increased to $911 million from $803 million, an increase of 13 percent, or 8 percent on an underlying basis.

Consulting

Consulting segment revenue increased 3 percent to $1.2 billion in the fourth quarter of 2009, or a decline of 2 percent on an underlying basis. Operating income was $131 million in the fourth quarter of 2009, up from $82 million in the fourth quarter of 2008. Adjusted operating income rose 17 percent to $142 million, compared with $121 million in the fourth quarter of 2008. For 2009, segment revenue was $4.6 billion, a decline of 11 percent, or 7 percent on an underlying basis.

Mercer’s revenue increased 7 percent to $861 million in the fourth quarter of 2009 and was flat on an underlying basis. Mercer’s consulting operations produced revenue of $609 million, a decline of to 2 percent on an underlying basis from the fourth quarter of 2008; outsourcing, with revenue of

$167 million, increased 3 percent; and investment consulting and management, with revenue of
$85 million, grew 9 percent. Oliver Wyman’s revenue declined 3 percent to $378 million in the fourth quarter of 2009, or 7 percent on an underlying basis.

Risk Consulting and Technology

Risk Consulting and Technology segment revenue decreased 6 percent to $170 million in the fourth quarter of 2009 and was flat on an underlying basis. Adjusted operating income in the quarter rose to $19 million from $6 million in the prior year’s quarter.

Kroll’s revenue of $169 million in the fourth quarter of 2009 increased 1 percent from a year ago and was flat on an underlying basis. Ontrack, Kroll’s litigation support and data recovery business, had a
19 percent increase in underlying revenue; risk mitigation and response declined 21 percent; and background screening declined 7 percent.

Other Items

MMC had investment income in the fourth quarter of 2009 of $23 million, up from
$19 million in the 2008 fourth quarter. This was largely due to mark-to-market gains in private equity investments.

Conference Call

A conference call to discuss fourth quarter and full-year 2009 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 800 946 0774. Callers from outside the United States should dial 719 325 2146. The access code for both numbers is 9297814. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 52,000 employees worldwide and annual revenue exceeding $10 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•

our exposure to potential liabilities arising out of a civil lawsuit against Mercer filed by the Alaska Retirement Management Board in Alaska state court, which alleges professional negligence and malpractice, breach of contract, breach of implied covenant of good faith and fair dealing, negligent misrepresentation, unfair trade practices and fraud and misrepresentation related to actuarial services provided by Mercer;

•	the impact of current economic and financial market conditions on our results of operations and financial condition, particularly with respect to our consulting businesses;
•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;
•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;
•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
•

our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;
•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;
•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•	our ability to successfully obtain payment from our clients of the amounts they owe us for work performed;
•	our ability to successfully recover should we experience a disaster or other business continuity problem;
•	changes in applicable tax or accounting requirements; and
•

potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue	$2,732	$2,642	$10,493	$11,518

Expense:
Compensation and Benefits	1,703	1,675	6,484	7,181
Other Operating Expenses	1,014	873	3,160	3,549
Goodwill Impairment Charge	-	-	315	540
Total Expense	2,717	2,548	9,959	11,270

Operating Income	15	94	534	248

Interest Income	4	8	17	48

Interest Expense	(61)	(55)	(241)	(220)

Investment Income (Loss)	23	19	(2)	(12)

Income (Loss) Before Income Taxes	(19)	66	308	64

Income Tax (Credit) Expense	(38)	(6)	51	133

Income (Loss) from Continuing Operations	19	72	257	(69)

Discontinued Operations, Net of Tax	21	11	-	7

Net Income (Loss) Before Non-Controlling Interest	$ 40	$ 83	$ 257	$ (62)

Less: Net Income Attributable to Non-Controlling Interest	2	3	15	11

Net Income (Loss) Attributable to MMC	$ 38	$ 80	$ 242	$ (73)

Basic Net Income (Loss) Per Share – Continuing Operations	$0.03	$ 0.14	$0.46	$ (0.14)
– Net Income (Loss)	$0.07	$ 0.16	$0.45	$ (0.13)

Diluted Net Income (Loss) Per Share – Continuing Operations	$0.03	$ 0.13	$0.45	$ (0.15)
– Net Income (Loss)	$0.07	$ 0.15	$0.45	$ (0.14)

Average Number of Shares Outstanding – Basic	528	514	522	514
– Diluted	531	514	524	514
Shares Outstanding at 12/31	530	514	530	514

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,151	$1,105	4%	5%	1%	(1)%
Guy Carpenter	180	146	23%	3%	17%	4%
Subtotal	1,331	1,251	6%	4%	3%	(1)%
Fiduciary Interest Income	12	25	(53)%	4%	6%	(63)%
Total Risk and Insurance Services	1,343	1,276	5%	4%	3%	(2)%

Consulting
Mercer	861	807	7%	7%	-	0%
Oliver Wyman Group	378	392	(3)%	4%	-	(7)%
Total Consulting	1,239	1,199	3%	6%	-	(2)%

Risk Consulting & Technology
Kroll	169	168	1%	2%	(2)%	0%
Corporate Advisory and Restructuring	1	13	(99)%	-	(99)%	0%
Total Risk Consulting & Technology	170	181	(6)%	2%	(9)%	0%

Corporate Eliminations	(20)	(14)

Total Revenue	$2,732	$2,642	3%	5%	1%	(2)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 373	$ 358	4%	5%	(1)%	0%
Asia Pacific	115	96	20%	17%	1%	2%
Latin America	95	80	20%	13%	2%	5%
Total International	583	534	9%	8%	-	1%
U.S. / Canada	568	571	(1)%	1%	2%	(4)%
Total Marsh	$ 1,151	$ 1,105	4%	5%	1%	(1)%

Mercer:
Retirement	$ 280	$ 256	9%	7%	-	2%
Health and Benefits	209	198	5%	4%	-	2%
Rewards, Talent & Communication	120	135	(10)%	5%	-	(15)%
Total Mercer Consulting	609	589	4%	5%	-	(2)%
Outsourcing	167	149	11%	9%	-	3%
Investment Consulting & Management	85	69	22%	12%	-	9%
Total Mercer	$ 861	$ 807	7%	7%	-	0%

Kroll:
Litigation Support and Data Recovery	$ 86	$ 69	24%	4%	-	19%
Background Screening	53	57	(8)%	-	(2)%	(7)%
Risk Mitigation and Response	30	42	(25)%	1%	(5)%	(21)%
Total Kroll	$ 169	$ 168	1%	2%	(2)%	0%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Twelve Months Ended

(Millions) (Unaudited)

	Twelve Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$4,319	$4,524	(5)%	(4)%	-	(1)%
Guy Carpenter	911	803	13%	(4)%	9%	8%
Subtotal	5,230	5,327	(2)%	(4)%	2%	0%
Fiduciary Interest Income	54	139	(61)%	(2)%	1%	(60)%
Total Risk and Insurance Services	5,284	5,466	(3)%	(4)%	2%	(1)%

Consulting
Mercer	3,327	3,642	(9)%	(5)%	-	(4)%
Oliver Wyman Group	1,282	1,554	(17)%	(4)%	1%	(15)%
Total Consulting	4,609	5,196	(11)%	(5)%	-	(7)%

Risk Consulting & Technology
Kroll	667	797	(16)%	(2)%	(2)%	(12)%
Corporate Advisory and Restructuring	1	127	(99)%	-	(99)%	0%
Total Risk Consulting & Technology	668	924	(28)%	(2)%	(16)%	(10)%

Corporate Eliminations	(68)	(68)

Total Revenue	$ 10,493	$ 11,518	(9)%	(4)%	-	(5)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Twelve Months Ended			Components of Revenue Change*
			% Change	Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2009	2008	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,555	$1,706	(9)%	(8)%	(1)%	0%
Asia Pacific	419	412	2%	(3)%	-	5%
Latin America	267	252	6%	(5)%	2%	9%
Total International	2,241	2,370	(5)%	(6)%	(1)%	2%
U.S. / Canada	2,078	2,154	(4)%	(1)%	1%	(4)%
Total Marsh	$4,319	$4,524	(5)%	(4)%	-	(1)%

Mercer:
Retirement	$ 1,091	$ 1,178	(7)%	(6)%	-	(1)%
Health and Benefits	857	898	(5)%	(3)%	(1)%	(1)%
Rewards, Talent & Communication	456	555	(18)%	(2)%	1%	(17)%
Total Mercer Consulting	2,404	2,631	(9)%	(4)%	-	(4)%
Outsourcing	620	702	(12)%	(6)%	-	(6)%
Investment Consulting & Management	303	309	(2)%	(8)%	-	6%
Total Mercer	$3,327	$3,642	(9)%	(5)%	-	(4)%

Kroll:
Litigation Support and Data Recovery	$ 302	$ 326	(7)%	(2)%	-	(5)%
Background Screening	235	263	(11)%	(1)%	(1)%	(9)%
Risk Mitigation and Response	130	208	(37)%	(4)%	(7)%	(26)%
Total Kroll	$ 667	$ 797	(16)%	(2)%	(2)%	(12)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended December 31

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures”, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended December 31, 2009 and 2008. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended December 31, 2009
Operating income (loss)	$127	$131	$ 20	$(263)	$15
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	63	11	1	14	89
Settlement, Legal and Regulatory	21 (b)	-	-	205 (c)	226
Accelerated Amortization	2	-	-	-	2
Other	-	-	(2)	-	(2)
Operating income adjustments	86	11	(1)	219	315

Adjusted operating income (loss)	$213	$142	$ 19	$(44)	$330

Operating margin	9.5%	10.6%	11.8%	N/A	0.5%
Adjusted operating margin	15.9%	11.5%	11.2%	N/A	12.1%

Three Months Ended December 31, 2008
Operating income (loss)	$ 104	$ 82	$(32)	$(60)	$ 94
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	64	39	10	18 (d)	131
Settlement, Legal and Regulatory (b)	13	-	-	-	13
Accelerated Amortization	8	-	-	-	8
Other	-	-	28 (e)	-	28
Operating income adjustments	85	39	38	18	180

Adjusted operating income (loss)	$189	$121	$ 6	$(42)	$274

Operating margin	8.2%	6.8%	N/A	N/A	3.6%
Adjusted operating margin	14.8%	10.1%	3.3%	N/A	10.4%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and similar actions initiated by other states, including indemnification of former employees for legal fees. In the fourth quarter of 2009, these costs were offset by a credit of $34 million related to insurance recoveries of previously expensed legal fees.

(c) Reflects settlement of the securities and ERISA class action lawsuits filed in the U.S. District court for the Southern District of New York, partly offset by $230 million of insurance recoveries.

(d) Represents estimated future real estate costs to exit space in MMC’s New York headquarters building, previously vacated space in the U.K. and other locations.

(e) Reflects the loss on the disposition of the U.K. Corporate Advisory and Restructuring business.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Twelve Months Ended December 31

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income or loss to GAAP operating income, on a consolidated and segment basis, for the twelve months ended December 31, 2009 and 2008. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Twelve Months Ended December 31, 2009
Operating income (loss)	$796	$405	$(272)	$(395)	$ 534
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	169	42	9	31	251
Settlement, Legal and Regulatory	12 (b)	-	-	205 (c)	217
Goodwill Impairment Charge	-	-	315	-	315
Accelerated Amortization	8	-	-	-	8
Operating income adjustments	189	42	324	236	791

Adjusted operating income (loss)	$985	$447	$ 52	$(159)	$1,325

Operating margin	15.1%	8.8%	N/A	N/A	5.1%
Adjusted operating margin	18.6%	9.7%	7.8%	N/A	12.6%

Twelve Months Ended December 31, 2008
Operating income (loss)	$460	$555	$(512)	$(255)	$ 248
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	193	40	17	85 (d)	335
Settlement, Legal and Regulatory (b)	51	-	-	-	51
Goodwill Impairment Charge	-	-	540	-	540
Accelerated Amortization	22	-	-	-	22
Other	3	-	28 (e)	-	31
Operating income adjustments	269	40	585	85	979

Adjusted operating income (loss)	$729	$595	$ 73	$(170)	$1,227

Operating margin	8.4%	10.7%	N/A	N/A	2.2%
Adjusted operating margin	13.3%	11.5%	7.9%	N/A	10.7%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.

(b) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and similar actions initiated by other states, including indemnification of former employees for legal fees. For the twelve months ended 2009, these costs were offset by a credit of $84 million related to insurance recoveries of previously expensed legal fees.

(c) Reflects settlement of the securities and ERISA class action lawsuits filed in the U.S. District court for the Southern District of New York, partly offset by $230 million of insurance recoveries.

(d) Includes $62 million of future rent and other real estate costs to exit space in MMC’s New York headquarters building and adjustments to estimated costs related to previously vacated space in the U.K. and other locations.

(e) Reflects the loss on the disposition of the U.K. Corporate Advisory and Restructuring business.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three and Twelve Months Ended December 31

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: MMC’s GAAP income (loss) from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table. The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three and Twelve Months Ended December 31, 2009 and 2008:

	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended December 31, 2009
Income from continuing operations		$ 19	$ 18	$ 0.03
Add Operating income adjustments	$315
Deduct impact of income tax expense	(126)
		189	184	0.35
Adjusted income, net of tax		$208	$202	$ 0.38

Twelve Months Ended December 31, 2009
Income from continuing operations		$257	$238	$ 0.45
Add Operating income adjustments	$791
Deduct impact of income tax expense	(187)
		604	588	1.13
Adjusted income, net of tax		$861	$826	$ 1.58

Three Months Ended December 31, 2008
Income from continuing operations		$ 72	$ 70	$ 0.13
Add Operating income adjustments	$180
Deduct impact of income tax expense	(61)
		119	115	0.23
Adjusted income, net of tax		$191	$185	$ 0.36

Twelve Months Ended December 31, 2008
(Loss) from continuing operations		$(69)	$(73)	$(0.15)
Add Operating income adjustments	$979
Deduct impact of income tax expense	(155)
		824	795	1.55
Adjusted income, net of tax		$755	$722	$1.40

Note:

Income from continuing operations and adjusted income, net of tax for the twelve months ended December 31, 2009, include a net benefit of $0.18 per share, recorded in the third quarter 2009, from the resolution of tax matters in certain jurisdictions resulting from the expiration of statutes of limitations and audit settlements.

Marsh & McLennan Companies, Inc.

Supplemental Expense Information

(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Depreciation and Amortization Expense	$ 88	$102	$365	$404
Stock Option Expense	$ 3	$ 6	$ 11	$ 34

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	December 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$ 1,777	$ 1,685
Net receivables	2,832	2,755
Other current assets	256	344

Total current assets	4,865	4,784

Goodwill and intangible assets	7,173	7,163
Fixed assets, net	952	969
Pension related assets	94	150
Deferred tax assets	1,309	1,146
Other assets	929	994

TOTAL ASSETS	$ 15,322	$ 15,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 558	$ 408
Accounts payable and accrued liabilities	1,801	1,688
Accrued compensation and employee benefits	1,319	1,224
Accrued income taxes	–	66

Total current liabilities	3,678	3,386

Fiduciary liabilities	3,528	3,297
Less – cash and investments held in a fiduciary capacity	(3,528)	(3,297)
	–	–

Long-term debt	3,034	3,194
Pension, postretirement and post-employment benefits	1,184	1,217
Liabilities for errors and omissions	517	512
Other liabilities	1,031	1,137

Total stockholders’ equity	5,878	5,760

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 15,322	$ 15,206